Exhibit 99.1
MiMedx Provides Update on Payment Protection Program Loan
Company Is Repaying Loan in Full

Marietta, GA., May 8, 2020 – MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that it is repaying the Payment Protection Program (PPP) Loan received through its application to the Federal relief effort. As announced previously, the funds enabled the Company to maintain full employment during a time of widespread uncertainty, producing skin-graft products for patients with serious wounds and burns.

Similar to other companies, including those operating in the health care sector, the Company’s business has been negatively impacted by the COVID-19 pandemic. As previously announced, the Company has experienced softened sales due to restricted access, both for patients and our field personnel, and the cancellation of elective surgeries. The Company implemented numerous cost containment measures, including a temporary gradated reduction in compensation for all salaried employees in order to avoid layoffs.

While registered as a public company, MiMedx is currently delisted from NASDAQ and does not have access to the public markets.

About MiMedx
MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.8 million allografts to date. For additional information, please visit www.mimedx.com.

Forward-Looking Statements
This press release contains forward-looking statements. All statements relating to events or results that may occur in the future are forward-looking statements, including, without limitation, statements regarding the timing of loan repayments and the effect of the COVID-19 pandemic on the Company’s financial results. Forward-looking statements generally can be identified by words such as “expect,” “will,” “intend,” “seek,” “target,” “future,” “plan,” “continue,” “potential,” “possible,” “could,” “would,” “may,” “anticipate,” “to be” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to differ materially from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Factors that may cause such a difference include, without limitation, those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise. Each forward-looking statement contained in this release is specifically qualified in its entirety by the aforementioned factors. Readers are advised to carefully read this release in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions and not to place undue reliance on forward-looking statements, which apply only as of the date of this release.

Contact:

Hilary Dixon
Investor Relations & Corporate Communications
770.651.9066
investorrelations@mimedx.com